EXHIBIT 99.1

BBSI Reports Strong Third Quarter 2024 Financial Results

- Q3 2024 Net income of $19.6 Million, or $0.74 per Diluted Share -

VANCOUVER, Washington, November 6, 2024 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the third quarter ended September 30, 2024.

All share and per share amounts presented herein have been retroactively adjusted to reflect the impact of the four-for-one stock split that was distributed in the form of a stock dividend in June 2024 (the “Stock Split”).

Third Quarter 2024 Financial Summary vs. Year-Ago Quarter

•
Revenues up 8% to $294.3 million.
•
Gross billings up 9% to $2.14 billion.
•
Average worksite employees (“WSEs”) up 5%.
•
Net income of $19.6 million, or $0.74 per diluted share, compared to net income of $18.2 million, or $0.67 per diluted share.

“The momentum of our business strengthened in the third quarter, with billings growth ahead of our expectations and a record number of gross WSE additions from new clients,” said BBSI President and CEO Gary Kramer. “Once again, these results are attributed to various strategies to increase our sales funnel, strong client retention and the continued rollout of value-added offerings like BBSI Benefits. Our performance highlights the value we deliver to our clients, which in turn drives robust shareholder returns. We are excited to build on this momentum as we end 2024 and believe we are well-positioned for a strong 2025.”

Third Quarter 2024 Financial Results

Revenues in the third quarter of 2024 increased 8% to $294.3 million compared to $273.3 million in the third quarter of 2023.

Total gross billings in the third quarter of 2024 increased 9% to $2.14 billion compared to $1.96 billion in the same year-ago quarter (see “Key Performance Metrics” below). The increase was driven by growth in professional employer (“PEO”) services, specifically resulting from increased WSEs from net new clients and client hiring and higher average billings per WSE.

Workers’ compensation expense as a percent of gross billings was 2.3% in the third quarter of 2024 and benefited from favorable prior year liability and premium adjustments of $4.3 million. This compares to 2.7% in the third quarter of 2023, which included favorable prior year liability and premium adjustments of $2.2 million.

Net income for the third quarter of 2024 was $19.6 million, or $0.74 per diluted share, compared to net income of $18.2 million, or $0.67 per diluted share, in the year-ago quarter.

Liquidity

As of September 30, 2024, unrestricted cash and investments were $94.4 million compared to $110.4 million as of June 30, 2024. BBSI remained debt free at quarter end.

Capital Allocation

Continuing under the Company’s stock repurchase program established in July 2023, BBSI repurchased $8 million of stock in the third quarter comprising 228,570 shares at an average price of $35.09. At September 30, 2024, approximately $36.9 million remained available under the $75 million repurchase program.

The Company paid $2.1 million of dividends in the quarter at the recently increased dividend rate of $0.08 per share, and BBSI’s board of directors confirmed its next regular quarterly cash dividend at $0.08 per share. The cash dividend will be paid on December 6, 2024, to all stockholders of record as of November 22, 2024.

Through the combination of stock repurchases and dividends, year-to-date capital returned to shareholders totaled $28 million through Q3.

Outlook

BBSI expects the following for 2024:

•
Gross billings growth of 7% to 8% (versus 6% to 8% prior)
•
Growth in the average number of WSEs of 4% to 5%
•
Gross margin as a percent of gross billings of 3.03% to 3.07% (versus 3.0% to 3.1% prior)
•
Effective annual tax rate to remain at 26% to 27%

Conference Call

BBSI will conduct a conference call on Wednesday, November 6, 2024, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results for the quarter ended September 30, 2024.

BBSI’s CEO Gary Kramer and CFO Anthony Harris will host the conference call, followed by a question and answer period.

Date: Wednesday, November 6, 2024
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471
Conference ID: 13748631

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the BBSI website at www.ir.bbsi.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through December 6, 2024.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13748631

Key Performance Metrics

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billings and wages are useful in understanding the volume of our business activity and serve as important performance metrics in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billings and wage information for the three and nine months ended September 30, 2024 and 2023.

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Gross billings	$2,138,510	$1,963,462	$6,075,094	$5,664,230
PEO and staffing wages	$1,860,466	$1,706,302	$5,281,092	$4,919,323

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)		(Unaudited)
	Percentage of Gross Billings		Percentage of Gross Billings
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
PEO and staffing wages	87.0%	86.9%	86.9%	86.9%
Payroll taxes and benefits	7.2%	6.9%	7.7%	7.3%
Workers' compensation	2.3%	2.7%	2.4%	2.7%
Gross margin	3.5%	3.5%	3.0%	3.1%

We refer to employees of our PEO clients as WSEs. Management reviews average and ending WSE growth to monitor and evaluate the performance of our operations. Average WSEs are calculated by dividing the number of unique individuals paid in each month by the number of months in the period. Ending WSEs represents the number of unique individuals paid in the last month of the period.

	(Unaudited)
	Three Months Ended September 30,
	2024	Year-over-year % Growth	2023	Year-over-year % Growth
Average WSEs	133,398	4.8%	127,232	1.1%
Ending WSEs	132,698	3.3%	128,448	0.9%

	(Unaudited)
	Nine Months Ended September 30,
	2024	Year-over-year % Growth	2023	Year-over-year % Growth
Average WSEs	128,394	3.9%	123,577	1.8%
Ending WSEs	132,698	3.3%	128,448	0.9%

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The company works with more than 8,000 clients across all lines of business and is licensed to operate in all 50 states. For more information, please visit www.bbsi.com.

Forward-Looking Statements

Statements in this release about future events and financial outlook are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include: economic conditions in the Company’s service areas; the effects of inflation on our operating expenses and those of our clients; the availability of certain fully insured medical and other health and welfare benefits to qualifying worksite employees; the effect of changes in the Company’s mix of services on gross margin; the Company’s ability to attract and retain clients and to achieve revenue growth; the availability of financing or other sources of capital; the Company’s relationship with its primary bank lender; the potential for material deviations from expected future workers’ compensation claims experience; changes in the workers’ compensation regulatory environment in the Company’s primary markets; PEO client benefits costs; litigation costs; security breaches or failures in the Company’s information technology systems; the collectability of accounts receivable; changes in executive management; changes in effective payroll tax rates and federal and state income tax rates; the carrying value of deferred income tax assets and goodwill; the outcome of tax audits; the effects of conditions in the global capital markets on the Company’s investment portfolio; and the potential for and effect of acquisitions, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2023 Annual Report on Form 10-K and in subsequent reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(in thousands)	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$14,429	$71,168
Investments	79,934	81,027
Trade accounts receivable, net	253,749	171,407
Income taxes receivable	2,796	7,987
Prepaid expenses and other	18,768	18,443
Restricted cash and investments	83,009	97,470
Total current assets	452,685	447,502
Property, equipment and software, net	55,633	50,295
Operating lease right-of-use assets	20,595	19,898
Restricted cash and investments	140,834	145,583
Goodwill	47,820	47,820
Other assets	5,995	6,222
Deferred income taxes	2,206	4,218
Total assets	$725,768	$721,538
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,222	$6,593
Accrued payroll, payroll taxes and related benefits	268,831	234,080
Current operating lease liabilities	6,304	6,623
Current premium payable	12,778	35,276
Other accrued liabilities	10,453	10,674
Workers' compensation claims liabilities	42,291	50,006
Total current liabilities	344,879	343,252
Long-term workers' compensation claims liabilities	94,512	117,757
Long-term premium payable	44,621	37,812
Long-term operating lease liabilities	15,416	14,590
Customer deposits and other long-term liabilities	10,954	8,987
Stockholders' equity	215,386	199,140
Total liabilities and stockholders' equity	$725,768	$721,538

Barrett Business Services, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2024	2023	2024	2023
Revenues:
Professional employer services	$272,793	$251,423	$778,869	$727,986
Staffing services	21,485	21,905	60,842	64,639
Total revenues	294,278	273,328	839,711	792,625
Cost of revenues:
Direct payroll costs	16,208	16,318	45,618	48,299
Payroll taxes and benefits	154,109	135,704	464,814	414,395
Workers' compensation	49,549	52,977	147,403	153,012
Total cost of revenues	219,866	204,999	657,835	615,706
Gross margin	74,412	68,329	181,876	176,919
Selling, general and administrative expenses	49,060	44,160	137,051	129,194
Depreciation and amortization	1,899	1,867	5,663	5,273
Income from operations	23,453	22,302	39,162	42,452
Other income (expense):
Investment income, net	2,265	2,412	8,608	6,856
Interest expense	(45)	(80)	(133)	(118)
Other, net	31	38	124	93
Other income, net	2,251	2,370	8,599	6,831
Income before income taxes	25,704	24,672	47,761	49,283
Provision for income taxes	6,076	6,453	11,568	13,229
Net income	$19,628	$18,219	$36,193	$36,054
Basic income per common share (1)	$0.75	$0.68	$1.38	$1.33
Weighted average basic common shares outstanding (1)	26,052	26,795	26,133	27,088
Diluted income per common share (1)	$0.74	$0.67	$1.35	$1.31
Weighted average diluted common shares outstanding (1)	26,620	27,182	26,736	27,541

(1) Prior period results have been adjusted to reflect the Stock Split.

Investor Relations:

Gateway Group, Inc.

Cody Slach

Tel 1-949-574-3860

BBSI@gateway-grp.com